Exhibit 99.1

NEWS RELEASE

Contact:	Jim Sheehan	Martha Schaefer
	SeaChange PR	SeaChange IR
	1-978-897-0100 x3064	1-978-897-0100 x3030
	jim.sheehan@schange.com	martha.schaefer@schange.com

SEACHANGE INTERNATIONAL ANNOUNCES

THIRD QUARTER FISCAL 2010 RESULTS

•	Quarterly revenues of $53 million

•	Software margin strength drives non-GAAP earnings of $0.11 per share

•	Fourth quarter outlook boosted by North American VOD spending

•	Fiscal 2011 revenue targeted at $225-$235 million

ACTON, Mass. (Dec. 2, 2009) – SeaChange International, Inc. (NASDAQ: SEAC), a leading provider of software and hardware solutions for video-on-demand (VOD) television, announced financial results for its fiscal 2010 third quarter ended Oct. 31, 2009. Total revenues under generally accepted accounting principles (GAAP) were $53.3 million, which were $1.5 million higher than total revenues of $51.8 million for the third quarter of last year. Total non-GAAP revenues for the third quarter of $54.0 million were $2.2 million or 4% higher than last year’s third quarter revenues. GAAP net income for this year’s third quarter was $0.7 million or $0.02 per share compared with GAAP net income of $3.4 million or $0.11 per share for the third quarter of fiscal 2009. Non-GAAP net income for this year’s third quarter was $3.4 million or $0.11 per share compared to non-GAAP net income of $4.5 million or $0.14 per share for the third quarter of fiscal 2009.

Total revenues for the first nine months of fiscal 2010 ended Oct. 31, 2009, were $148.7 million, which were $0.8 million higher than total revenues of $147.9 million for the first nine months of fiscal 2009. GAAP net income for the first nine months of fiscal 2010 was $1.3 million or $0.04 per share compared with GAAP net income of $5.2 million or $0.17 per share for the same period last year. Non-GAAP net income for the first nine months of this year was $6.7 million or $0.21 per share compared with non-GAAP net income of $8.4 million or $0.27 per share for the first nine months of fiscal 2009.

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SeaChange Q3 FY10 earnings/Page 2

The Company ended the third quarter of fiscal 2010 with cash, cash equivalents and marketable securities of $53.4 million and no debt compared with $93.5 million and no debt at the end of the second quarter of fiscal 2010. $36.6 million in cash was used during the third quarter to purchase eventIS Group B.V. The remaining use of cash during this year’s third quarter was driven by higher accounts receivable and lower accounts payable that was partially offset by net income and non-cash expenses of $3.8 million.

Total revenues from the Company’s Software segment in the third quarter of fiscal 2010 were $35.7 million, which were $1.9 million lower than Software segment revenues of $37.6 million generated in last year’s third quarter. The decrease in Software segment revenues between years was attributable mainly to lower Advertising and Broadcast software revenue due to the soft advertising market impacting capital spending for customers of these two product lines. VOD software product revenue in this year’s third quarter increased 8% compared to the third quarter of last year driven by strong growth in VOD software licensing revenue from U.S. cable television providers and the inclusion of eventIS for a portion of the quarter.

The Servers and Storage segment generated revenues of $12.4 million in the third quarter of fiscal 2010, which was $2.0 million or 19% higher than revenues of $10.4 million for the third quarter of fiscal 2009. A near doubling of VOD server revenue in this year’s third quarter compared to the third quarter of last year was due primarily to increased server shipments to Comcast in support of its next-generation VOD architecture roll-out. Partially offsetting the increase in VOD server revenues was lower Broadcast server revenues due to the soft advertising market as noted.

The Media Services operating segment revenue for the third quarter of fiscal 2010 of $5.2 million was $1.3 million or 35% higher than comparable revenue from last year’s third quarter. Excluding the impact of currency exchange rate differences between years, Media Services revenue grew 48% in the third quarter of fiscal 2010 compared to the third quarter of last year due to increased VOD content services revenue from Virgin Media along with customers from Greece and Turkey, as well as revenue from the Company’s acquisition of Mobix Interactive during the fourth quarter of last year.

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SeaChange Q3 FY10 earnings/Page 3

“We are pleased to report a solid quarter of financial performance marked by double-digit percentage revenue increases in our VOD product lines and Media Services business segment,” said Bill Styslinger, Chairman and CEO, SeaChange International. “We saw continued strength in VOD software and server spending by our largest North American service provider customer during the third quarter, as well as encouraging results from our customer diversification strategy for our Media Services business.”

Styslinger continued, “Improved margin performance from our Software and Media Services segments combined with cost containment of SG&A expenses, excluding the impact of the eventIS acquisition, drove solid non-GAAP earnings for the third quarter. In addition, our balance sheet after the eventIS transaction remains strong with over $50 million in liquidity providing us sufficient financial flexibility to make the necessary investments in product development.”

Commenting on guidance for the fourth quarter of fiscal 2010, Styslinger noted, “We are maintaining our revenue forecast for fiscal 2010 to be approximately equivalent to fiscal 2009 revenue resulting in fourth quarter revenues that are forecasted to be comparable to the third quarter. We expect GAAP net income between $0.02 per share and $0.05 per share and non-GAAP net income between $0.09 per share and $0.13 per share. Our fourth quarter guidance assumes a continued strong spending environment for VOD software from North American service providers and further revenue increases from Media Services combined with a focus on containment of operating expense growth.”

Providing a preliminary outlook for fiscal 2011, Styslinger remarked, “We are targeting revenue for the next fiscal year to be in the range of $225-$235 million. Growth is expected to derive from increased VOD software shipments to North American customers and additional contract wins for Media Services. A full year’s inclusion of eventIS is also expected to be a significant contributor to revenue growth next year.”

The Company will discuss its financial results and business outlook in more detail today during its webcast conference call at 5:00 p.m. EST, which will be available live and archived at www.schange.com/IR/.

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SeaChange Q3 FY10 earnings/Page 4

About SeaChange International

SeaChange International is a leading provider of software applications, services and integrated solutions for video-on-demand (VOD), digital advertising, and content acquisition monetization and management. Its powerful open VOD and advertising software and scalable hardware enable cable and telco operators, as well as broadcasters, to provide new on-demand services and to gain greater efficiencies in advertising and content delivery. With its Emmy Award-winning and patented technology, thousands of SeaChange deployments are helping broadband, broadcast and satellite television companies to streamline operations, expand services and increase revenues. Headquartered in Acton, Massachusetts, SeaChange has product development, support and sales offices around the world. Visit www.schange.com.

Safe Harbor Provision

Any statements contained in this document that do not describe historical facts, including without limitation statements concerning expected future performance, product introductions and general market conditions, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: the continued growth, development and acceptance of the video-on-demand market; current economic and market conditions that make forecasting difficult, including the decline in the market for broadcast and advertising products; the loss of one of the Company’s large customers; the cancellation or deferral of purchases of the Company’s products; the ability of the Company to integrate businesses acquired by the Company, including eventIS Group B.V. and Mobix Interactive Ltd.; future acquisitions or joint ventures that are unsuccessful; impairment of the Company’s goodwill or intangible assets, in particular related to acquired businesses; a decline in demand or average selling price for the Company’s products; the Company’s ability to manage its growth; the risks associated with international sales, including risks associated with changes in foreign currency exchange rates; the Company’s ability to protect its intellectual property rights and the expenses that may be incurred by the Company to protect its intellectual property rights; an unfavorable result in any future litigation; content providers limiting the scope of content licensed for use in the video-on-demand market; the Company’s ability to introduce new products or enhancements to existing products; the Company’s dependence on certain sole source suppliers and third-party manufacturers; the Company’s ability to obtain licenses or distribution rights for third-party technology at acceptable prices; the Company’s ability to compete in its marketplace; the Company’s ability to respond to changing technologies; the performance of companies in which the Company has made equity investments, including Casa Systems and On Demand Deutschland GmBH & Co. KG; risks in the Company’s investments that adversely affect the value or liquidity of the investments; changes in the regulatory environment; the Company’s ability to hire and retain highly skilled employees; any weaknesses over internal controls over financial reporting; any additional tax liabilities that the Company may be subject to; system errors, failures or disruptions; and volatility of the Company’s stock price.

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SeaChange Q3 FY10 earnings/Page 5

Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly available documents made by the Company from time to time with the Securities and Exchange Commission, including but not limited to, those appearing at Item 1A under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Commission on April 14, 2009. Any forward-looking statements should be considered in light of those factors. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak as of the date they are made.

The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results may differ from those set forth in the forward-looking statements.

Use of Non-GAAP Financial Information

To supplement our financial results presented in accordance with Generally Accepted Accounting Principles (GAAP), this press release and the accompanying tables contain certain non-GAAP financial measures that we believe are helpful in understanding our past financial performance and future results. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand and manage our business and make operating decisions. Our non-GAAP financial measures include adjustments based on the following items, as well as the related income tax effects:

Deferred software revenue: Business combination accounting rules require us to account for the fair value of customer contracts assumed in connection with our acquisitions. In connection with the acquisition of eventIS Group B.V. on September 1, 2009, the book value of our deferred software revenue was reduced by approximately $5.3 million in the adjustment to fair value. Because these customer contracts may take up to 18 months to complete, our GAAP revenues subsequent to this acquisition do not reflect the full amount of software revenues on assumed customer contracts that would have otherwise been recorded by eventIS Group B.V. We believe this adjustment is useful to investors as a measure of the ongoing performance of our business because we have historically experienced high renewal rates on similar customer contracts, although we cannot be certain that customers will renew these contracts.

Stock-based compensation expenses: We have excluded the effect of stock-based compensation and stock-based payroll expenses from our non-GAAP operating expenses and net income measures. Although stock-based compensation is a key incentive offered to our employees, we continue to evaluate our business performance excluding stock-based compensation expenses. Stock-based compensation expenses will recur in future periods.

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SeaChange Q3 FY10 earnings/Page 6

Amortization of intangible assets: We have excluded the effect of amortization of intangible assets from our non-GAAP operating expenses and net income measures. Amortization of intangibles is inconsistent in amount and frequency and is significantly affected by the timing and size of our acquisitions. Investors should note that the use of intangible assets contributed to revenues earned during the periods presented and will contribute to future period revenues as well. Amortization of intangibles assets will recur in future periods.

Acquisition related and other expenses: We incurred significant expenses in connection with our acquisition of eventIS Group B.V. and also incurred certain other operating expenses, which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. Acquisition related and other expenses consist of transaction costs, costs for transitional employees, other acquired employee related costs, and integration related professional services. We believe it is useful for investors to understand the effects of these items on our total operating expenses.

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SeaChange Q3 FY10 earnings/Page 7

SeaChange International, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	October 31, 2009	January 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$31,512	$62,458
Restricted cash	78	1,431
Marketable securities	10,762	9,447
Accounts receivable, net	42,768	46,108
Inventories, net	18,846	17,251
Prepaid expenses and other current assets	7,291	3,902
Deferred tax asset	2,080	217

Total current assets	113,337	140,814
Property and equipment, net	40,161	35,217
Marketable securities, long-term	11,004	12,415
Investments in affiliates	13,697	13,043
Intangible assets, net	30,162	4,621
Goodwill	56,066	27,422
Other assets	979	451

Total assets	$265,406	$233,983

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$10,469	$11,951
Other accrued expenses	13,920	10,974
Customer deposits	3,106	1,966
Deferred revenues	27,381	26,237
Deferred tax liability	1,051	137

Total current liabilities	55,927	51,265
Deferred revenue, long-term	11,914	6,737
Long term liabilities	6,529	—
Distribution and losses in excess of investment	1,783	1,745
Deferred tax liabilities and income taxes payable	8,204	2,000

Total liabilities	84,357	61,747

Stockholders’ equity:
Common stock	321	318
Additional paid-in capital	210,052	206,411
Treasury stock	(7,709)	(5,989)
Accumulated deficit	(17,494)	(18,773)
Accumulated other comprehensive loss	(4,121)	(9,731)

Total stockholders’ equity	181,049	172,236

Total liabilities and stockholders’ equity	$265,406	$233,983

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SeaChange Q3 FY10 earnings/Page 8

SeaChange International, Inc.

Condensed Consolidated Statement of Operations—Unaudited

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	October 31, 2009	October 31, 2008	October 31, 2009	October 31, 2008
Revenues	$53,290	$51,795	$148,673	$147,884
Cost of revenues	25,733	23,652	72,384	72,339

Gross profit	27,557	28,143	76,289	75,545

Operating expenses:
Research and development	13,353	10,488	37,433	32,011
Selling and marketing	7,067	6,831	19,582	20,519
General and administrative	5,986	5,464	16,036	15,549
Amortization of intangibles	571	393	1,844	1,186

	26,977	23,176	74,895	69,265

Income from operations	580	4,967	1,394	6,280
Interest income and gains on sales of marketable securities, net	455	45	739	1,592

Income before income taxes and equity loss in earnings of affiliates	1,035	5,012	2,133	7,872
Income tax provision	(105)	(1,466)	(337)	(2,099)
Equity loss in earnings of affiliates	(273)	(179)	(517)	(576)

Net income	$657	$3,367	$1,279	$5,197

Basic income per share	$0.02	$0.11	$0.04	$0.17

Diluted income per share	$0.02	$0.11	$0.04	$0.17

Weighted average common shares outstanding:
Basic	30,871	30,514	30,838	30,729
Diluted	31,659	31,143	31,407	31,196

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SeaChange Q3 FY10 earnings/Page 9

SeaChange International, Inc.

Condensed Consolidated Operating Segments—Unaudited

(in thousands)

	Three Months Ended		Nine Months Ended
	October 31, 2009	October 31, 2008	October 31, 2009	October 31, 2008
Software
Revenue:
Products	$19,167	$22,857	$49,876	$60,916
Services	16,578	14,708	46,547	39,291

Total revenue	35,745	37,565	96,423	100,207
Gross profit	22,416	23,159	58,354	57,830
Operating expenses:
Research and development	10,437	8,098	29,233	24,953
Selling and marketing	4,868	4,154	12,550	12,396
General and administrative	173	—	173	—
Amortization of intangibles	635	364	1,404	1,092

	16,113	12,616	43,360	38,441

Income from operations	$6,303	$10,543	$14,994	$19,389

Servers and Storage
Revenue:
Products	$8,182	$6,834	$26,441	$25,255
Services	4,179	3,545	11,804	10,663

Total revenue	12,361	10,379	38,245	35,918
Gross profit	4,238	4,447	16,392	16,028
Operating expenses:
Research and development	2,916	2,390	8,200	7,058
Selling and marketing	2,199	2,659	7,032	8,074

	5,115	5,049	15,232	15,132

(Loss) income from operations	$(877)	$(602)	$1,160	$896

Media Services
Service revenue	$5,184	$3,851	$14,005	$11,759
Gross profit	903	537	1,543	1,687
Operating expenses:
Selling and marketing	—	18	—	49
General and administrative	824	839	2,247	2,450
Amortization of intangibles	(64)	29	440	94

	760	886	2,687	2,593

Income (loss) from operations	$143	$(349)	$(1,144)	$(906)

Unallocated Corporate
Operating expenses:
General and administrative	$4,989	$4,625	$13,616	$13,099

Total unallocated corporate expenses	$4,989	$4,625	$13,616	$13,099

Consolidated income from operations	$580	$4,967	$1,394	$6,280

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SeaChange Q3 FY10 earnings/Page 10

SeaChange International, Inc.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures—Unaudited

(in thousands, except per share data)

	Three Months Ended			Three Months Ended			Nine Months Ended			Nine Months Ended
	October 31, 2009			October 31, 2008			October 31, 2009			October 31, 2008
	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP
Revenues (1)	$53,290	$731	$54,021	$51,795	$—	$51,795	$148,693	$731	149,404	147,884	$—	$147,884
Operating expenses	26,977	—	26,977	23,176	—	23,176	74,895		74,895	69,265	—	69,265
Stock-based compensation (2)	—	870	870	—	1,066	1,066	—	2,365	2,365	—	2,836	2,836
Amortization of intangible assets–eventIS (3)	—	393	393	—	—	—	—	393	393	—	—	—
Amortization of intangible assets–other (3)	—	623	623	—	481	481	—	2,000	2,000	—	1,556	1,556
Acquisition related costs (4)	—	430	430	—	—	—	—	960	960	—	—	—

	26,977	2,316	24,661	23,176	1,547	21,629	74,895	5,718	69,177	69,265	4,392	64,873

Income from operations	580	3,047	3,627	4,967	1,547	6,514	1,394	6,449	7,843	6,280	4,392	10,672
Income tax provision (5)	(105)	(309)	(414)	(1,466)	(452)	(1,918)	(337)	(1,019)	(1,356)	(2,099)	(1,171)	(3,270)
Net income	$657	$2,738	$3,395	$3,367	$1,095	$4,462	$1,279	$5,430	$6,709	$5,197	$3,221	$8,418

Diluted income per share	$0.02	$0.09	$0.11	$0.11	$0.04	$0.14	$0.04	$0.17	$0.21	$0.17	$0.10	$0.27

Diluted weighted average common shares outstanding	31,659	31,659	31,659	31,143	31,143	31,143	31,407	31,407	31,407	31,196	31,196	31,196

(1)	Business combination accounting rules require us to account for the fair value of deferred revenue assumed in connection with an acquisition. This non-GAAP adjustment reflects the full amount of software contract revenue that would otherwise been recorded subsequent to our acquisition of eventIS Group B.V.

(2)	For GAAP purposes, stock-based compensation is included in the following expense categories:

	Three Months Ended		Nine Months Ended
	October 31, 2009	October 31, 2008	October 31, 2009	October 31, 2008
Cost of revenues	$118	$123	$320	$332
Research and development	223	281	577	812
Selling and marketing	123	192	397	509
General and administrative	406	470	1,071	1,183

Total stock-based compensation	$870	$1,066	$2,365	$2,836

(3)	The intangible assets recorded at fair value as a result of our acquisitions are amortized over the estimated useful life of the related asset. Amortization expense related to intangible assets is included in the following expense categories:

	Three Months Ended		Nine Months Ended
	October 31, 2009	October 31, 2008	October 31, 2009	October 31, 2008
Cost of revenues:
eventIS	$159	$—	$159	$—
Other	287	47	390	240
Operating expenses:
eventIS	234	—	234	—
Other	336	434	1,610	1,316

Total amortization of intangibles	$1,016	$481	$2,393	$1,556

(4)	We incurred expenses in connection with our acquisition of eventIS Group B.V. during fiscal 2010 which would not have otherwise occurred in the periods presented as part of our operating expenses.

(5)	The non-GAAP income tax adjustment reflects the effective income tax rate used during the periods presented.

SeaChange Q3 FY10 earnings/Page 11

SeaChange International, Inc.

Third Quarter Fiscal 2010 Financial Results

Prepared Remarks

Dec. 2, 2009

SeaChange is providing a copy of these prepared remarks in combination with its press release. This process and these remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our financial results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, Dec. 2, 2009 at 5:00pm EST and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.

The conference call may be accessed using the following information:

•	Telephone: 888-287-3944 (U.S.) and 706-758-3938 (International)

•	Conference ID: 404-509-97

•	Webcast: www.schange.com/IR (An archived webcast will be available at this site.)

Fiscal 2010 Third Quarter Financial Discussion

Revenues for the third quarter of fiscal 2010 amounted to $53.3 million, which was $1.5 million higher than revenues of $51.8 million recorded in the third quarter of last year. Non-GAAP revenues for the third quarter were $54.0 million which was $2.2 million or 4% higher than last year’s third quarter revenue. From an operating segment perspective, revenues from our Software segment for the quarter were $35.7 million, which were $1.9 million lower than revenues of $37.6 million for the third quarter of fiscal 2009. Significantly higher VOD software licensing revenue from several large US cable television customers was more than offset by lower Advertising Insertion and Broadcast software revenue due to the continued adverse impact of reduced advertising revenues on customer capital spending. Third quarter Software segment revenues also benefited from increased software maintenance revenue and the inclusion of two months of revenue from the recently acquired eventIS Group B.V.

Servers and Storage segment revenues of $12.4 million were $2.0 million or 19% higher than revenues of $10.4 million included in the third quarter of last year. The increase in Servers and Storage revenues between years was due primarily to a sizable increase in VOD server shipments to Comcast during the fourth quarter in support of their next generation VOD architecture deployment. This increase in VOD server revenue was partially offset by lower Broadcast server revenue that was tied to reduced advertising-related capital spending by broadcasters.

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SeaChange Q3 FY10 earnings/Page 12

The Media Services segment generated revenues for the third quarter of $5.2 million, which was $1.3 million or 35% higher than revenues of $3.9 million in the third quarter of fiscal 2009. Increased content services revenue from Virgin Media along with the addition of contract revenues from customers in Greece and Turkey contributed to the year over year increase in revenue. In addition, the inclusion of revenues from Mobix Interactive, a Media Services-related acquisition completed in last year’s fourth quarter, was also instrumental in the increase in revenue between years. It should be noted that excluding the impact of currency exchange rate differences between years, Media Services revenue would have shown a 48% increase in revenue between the third quarters of fiscal 2010 and fiscal 2009.

Geographically, revenue for the third quarter of fiscal 2010 included 71% in North America, 22% in Europe, Middle East and Africa, 4% in Latin America, and 3% in Asia Pacific. Comcast, Virgin Media and Cox Communications were 10% or greater customers in the third quarter of fiscal 2010. Of particular importance is that this is the second time in the past year that Cox has been a 10% or greater customer for the Company.

Revenues for the first nine months of fiscal 2010 amounted to $148.7 million which were $0.8 million higher than the $147.9 million of revenues generated in the first nine months of fiscal 2009. Higher VOD server and software revenue related to increased VOD deployments at several large North American service providers and increased Media Services content services revenue was partially offset by revenue declines in the Company’s Advertising Insertion and Broadcast product lines for the reasons cited earlier.

Total gross margin of 52.0% for the third quarter was 2.3 points lower than total gross margin of 54.3% for the third quarter of fiscal 2009. Reviewing gross margin by operating segment, Software segment gross margin for this year’s third quarter of 62.7% was 1.1 points higher than gross margin of 61.6% for the third quarter of last year. The increase in Software gross margin was due to a more favorable VOD software product mix and a more favorable Advertising Insertion customer mix in this year’s third quarter compared to last year’s third quarter.

Servers and Storage gross margin of 34.3% for the third quarter of fiscal 2010 was 8.5 points lower than gross margin of 42.8% for the third quarter of fiscal 2009. The decrease in gross margin for the Servers and Storage segment between years was due primarily to a greater mix of lower margin VOD server shipments in the third quarter of fiscal 2010 compared to the third quarter of last year.

Media Services gross margin of 17.4% for the third quarter of this year was 3.5 points higher than gross margin of 13.9% in the third quarter of last year. The increase in gross margin between years was due primarily to the completion of the in-sourcing of content preparation and processing activities that were previously undertaken by a third party. In addition to the cost savings generated from this transaction, margin improvement between years derived from newer contract revenues in this year’s third quarter that had margins accretive to overall Media Services margins.

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SeaChange Q3 FY10 earnings/Page 13

Total gross margin for the first nine months of fiscal 2010 was 51.3% which was 0.2 points higher than total gross margin of 51.1% for the first nine months of last year. The increase in gross margin for the first nine months of fiscal 2010 compared to the first nine months of fiscal 2009 was due primarily to a greater proportion of higher margin VOD software licensing revenue and increased sales volume-related VOD services margin partially offset by lower Media Services gross margin due to the transition of content processing activities noted previously.

Operating expenses for the third quarter of $27 million were $3.8 million higher than the $23.2 million of operating expenses incurred in the third quarter of last year. The acquisition of eventIS in the third quarter contributed $2.2 million of operating expenses which included $0.4 million of one-time transaction costs and $0.2 million of amortization of intangibles. The remaining increase in operating expenses between years was due primarily to increased research and development headcount-related expenses in connection with the Company’s VOD software and middleware product lines.

For the first nine months of fiscal 2010, operating expenses of $74.9 million were $5.6 million higher than operating expenses of $69.3 million for the first nine months of fiscal 2009. The impact of the eventIS acquisition, as mentioned previously, and increased headcount-related research and development expenses were the causes for the year over year increase in operating expenses.

GAAP net income for the third quarter of fiscal 2010 was $0.7 million compared to GAAP net income of $3.4 million for the third quarter of last year. The corresponding GAAP earnings per share for the third quarter of fiscal 2010 was $0.02 per share compared to GAAP earnings per share of $0.11 per share for the same period last year. Non-GAAP net income for this year’s third quarter was $3.4 million compared to non-GAAP income of $4.5 million for the third quarter of last year. The corresponding non-GAAP earnings per share for this year’s third quarter were $0.11 per share compared to non-GAAP earnings per share of $0.14 per share for the third quarter of last year.

For the first nine months of fiscal 2010, GAAP net income and earnings per share was $1.3 million and $0.04 per share respectively compared to GAAP net income and earnings per share of $5.2 million and $0.17 per share respectively, for the same period in fiscal 2009. Non-GAAP net income and earnings per share for the first nine months of this year was $6.7 million or $0.21 per share, respectively, compared to non-GAAP net income and earnings per share of $8.4 million and $0.27 per share respectively for the same period last year.

From a balance sheet perspective, the Company ended the third quarter with cash and marketable securities of $53.4 million compared to $93.5 million at July 31 of this year. During the third quarter of this year, the Company purchased eventIS which consumed $36.6 million of cash. The remaining reduction in cash and marketable securities in this year’s third quarter was the result of increased receivables to a more normal level from the previous quarter end’s unusually low balance along with lower accounts payable. This decrease was partially offset by $3.8 million of cash generated from operations as measured by the Company’s net income for the third quarter and adding back non-cash depreciation, amortization and stock compensation expense.

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Fiscal 2010 Third Quarter Financial Highlights

Our third quarter fiscal 2010 financial results showed a year-over-year increase in revenue as compared to a very strong third quarter of fiscal 2009. More importantly, sequential top line growth from the second quarter amounted to a healthy 15% increase driven by gains in VOD software licensing revenue from Comcast, Cox and Cablevision and the inclusion of eventIS. This helped to support the continued soft environment for our Advertising and Broadcast software products. In fact, our VOD software product revenue grew 36% sequentially from the second quarter and 8% from the strong revenue performance of last year’s third quarter.

We were also pleased with the revenue achievements of our Media Services business during the third quarter as it produced sequential and year-over-year revenue increases, on a constant dollar basis of 9% and 48% respectively. Our Media Services strategy of expanding the customer base beyond Western Europe is beginning to bear fruit as the year-over-year revenue increase is the result of recent multi-year contract wins at telephone companies in Greece and Turkey. Additional contracts recently secured from customers in the Middle East and Cyprus are expected to continue the trend of rising revenues for our Media Services business.

Gross margin performance continued to be a strong suit for the Company in the third quarter. Gross margin of 52% for the quarter represented the fifth consecutive quarter of margins in excess of 50%. This achievement provides further proof of the operating leverage of the business particularly as we grow our Software business, such as with eventIS, which generates margins well in excess of the Company’s overall gross margin. In addition, operating expenses, excluding the impact of the eventIS acquisition, increased approximately 5% from last year’s third quarter. This year-over-year increase was in research and development as SG&A expenses were essentially flat with the third quarter of fiscal 2009. Public concerns about our ability to control spending with the acquisition of eventIS are clearly unfounded.

The Company’s balance sheet continues to evidence strength even with the closing of the eventIS acquisition. Cash and marketable securities amounted to $53.4 million at the end of the third quarter. With sufficient liquidity, no debt and a business that strives for consistent cash generation, the Company has the capability to make the necessary investments to increase value for shareholders.

Operating Segment Highlights

Our Software segment, in particular our VOD software product line, showed continued strong performance in the third quarter. As mentioned previously, robust sequential and year-over-year growth in VOD product revenue was largely due to increased licensing revenue from Comcast, Cox and Cablevision. These customers along with several other service providers continue to aggressively deploy VOD in their networks. As we have mentioned in the past, Comcast continues to offer the largest library of VOD content with currently more than 17,000 titles including 2,600 choices in high definition each month. In addition, it continues to expand its collection of movie titles made available on demand the same day as their DVD release; a trend we have been guiding investors to anticipate for the last several quarters.

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Cox remains steadfast in the deployment of its MyPrimetime VOD service. This service, which provides access to hundreds of television episodes from more than 20 networks, is available in the vast majority of Cox’s operations with the remainder to be launched by early next year. This very successful VOD service employs SeaChange VOD back office software.

Similarly, Virgin Media has deployed the most successful VOD service outside of North America. Powered exclusively by SeaChange VOD software and servers, Virgin Media’s VOD service averaged 66 million monthly VOD views in the third quarter of 2009, which represented a 45% increase in VOD viewership as compared to similar VOD viewership in last year’s third quarter. Virgin Media has also publicized that its VOD service has a 55% penetration rate across its digital television subscriber base, indicating that there is a longer runway for VOD growth.

We were also encouraged by two significant developments in the area of VOD advertising that we believe will propel the deployment and licensing of our software for dynamic advertising insertion with VOD content beginning next year. In early November, Cox and NBC Universal launched a dynamic advertising trial in Cox’s Phoenix location whereby different advertisements are placed into the same VOD program. Cox is placing ads within two television programs that are available on Cox’s MyPrimetime VOD service. During the trial, up to four ads are being refreshed several times per week for each program including pre-roll and interior break ads. Cox acknowledged publicly that SeaChange is participating in this trial as it did with a dynamic ad insertion trial in Cox’s Kansas location earlier this year. We expect Cox to be an early adopter of dynamic ad insertion using AdPulse on Demand software from SeaChange.

The other main development in the VOD advertising space occurred last week with the announcement that Virgin Media began the rollout of dynamic ad insertion as part of its VOD service, beginning with 300,000 homes last month. Virgin is utilizing our AdPulse software in conjunction with our Axiom VOD back office software, which serves 3.7 million homes, to deliver ads dynamically in pre- and post- content viewing slots. Virgin Media’s decision came on the heels of a successful three-month trial earlier in the year using AdPulse software.

The Servers and Storage operating segment had another solid quarter with year-over-year top line growth fueled by Comcast’s continued deployment of VOD servers in support of its next generation content delivery platform. As we mentioned last quarter, Comcast is building a video delivery platform to accommodate up to 100,000 VOD titles as compared to the 17,000 titles available today. We expect to partner closely with Comcast as they deploy this new architecture.

As previously mentioned, the revenue performance of our Media Services business in the third quarter validated our customer diversification strategy that we have alerted investors to over the last several quarters. What we also saw in the third quarter was the beginning of gross margin improvement derived not only from increased revenue but from our decision last year to in-source content preparation and processing work previously undertaken by a third party. With that transition completed last quarter, Media Services gross margin improved to 17% in the third quarter compared to 5% in the second quarter of this year. With ample capacity to absorb additional content processing work, we expect Media Services gross margin to improve further as additional VOD services contracts are secured.

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Business Outlook

Turning to our fourth quarter guidance, we are forecasting revenue to be at a level similar to the third quarter. VOD software revenue growth from continued VOD investment from North American-based service providers, Media Services contract revenue growth and the full quarter’s impact of eventIS is expected to be offset by recurring softness in Advertising Insertion and Broadcast product revenue. Margin improvements in the Servers & Storage and Media Services segments along with a continued emphasis on minimizing SG&A growth provides much of our support for our forecasted non-GAAP earnings range of between $0.09 per share and $0.13 per share for the fourth quarter.

Our preliminary revenue guidance for fiscal 2011 calls for revenue in the range of $225-$235 million, which represents year-over-year revenue growth between 14% and 18%. Driving this anticipated revenue growth will be further solid revenue increases from our stable of VOD software products derived principally from our larger North American cable television customers as well as overseas VOD revenue growth from Media Services and eventIS.

Safe Harbor Provision

Any statements contained in this document that do not describe historical facts, including without limitation statements concerning expected future performance, product introductions and general market conditions, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: the continued growth, development and acceptance of the video-on-demand market; current economic and market conditions that make forecasting difficult, including the decline in the market for broadcast and advertising products; the loss of one of the Company’s large customers; the cancellation or deferral of purchases of the Company’s products; the ability of the Company to integrate businesses acquired by the Company, including eventIS Group B.V. and Mobix Interactive Ltd.; future acquisitions or joint ventures that are unsuccessful; impairment of the Company’s goodwill or intangible assets, in particular related to acquired businesses; a decline in demand or average selling price for the Company’s products; the Company’s ability to manage its growth; the risks associated with international sales, including risks associated with changes in foreign currency exchange rates; the Company’s ability to protect its intellectual property rights and the expenses that may be incurred by the Company to protect its intellectual property rights; an unfavorable result in any future litigation; content providers limiting the scope of content licensed for use in the video-on-demand market; the Company’s ability to introduce new products or enhancements to existing products; the Company’s dependence on certain sole source suppliers and third-party manufacturers; the Company’s ability to obtain licenses or distribution rights for third-party technology at acceptable prices; the Company’s ability to compete in its marketplace; the Company’s ability to respond to changing technologies; the performance of companies in which the Company has made equity investments, including Casa Systems and On Demand Deutschland GmBH & Co. KG; risks in the Company’s investments that adversely affect the value or liquidity of the investments; changes in the regulatory environment; the Company’s ability to hire and retain highly skilled employees; any weaknesses over internal controls over financial reporting; any additional tax liabilities that the Company may be subject to; system errors, failures or disruptions; and volatility of the Company’s stock price.

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Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly available documents made by the Company from time to time with the Securities and Exchange Commission, including but not limited to, those appearing at Item 1A under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Commission on April 14, 2009. Any forward-looking statements should be considered in light of those factors. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak as of the date they are made.

The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results may differ from those set forth in the forward-looking statements.

Use of Non-GAAP Financial Information

To supplement our financial results presented in accordance with Generally Accepted Accounting Principles (GAAP), this press release and the accompanying tables contain certain non-GAAP financial measures that we believe are helpful in understanding our past financial performance and future results. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand and manage our business and make operating decisions. Our non-GAAP financial measures include adjustments based on the following items, as well as the related income tax effects:

Deferred software revenue: Business combination accounting rules require us to account for the fair value of customer contracts assumed in connection with our acquisitions. In connection with the acquisition of eventIS Group B.V. on Sept. 1, 2009, the book value of our deferred software revenue was reduced by approximately $5.3 million in the adjustment to fair value. Because these customer contracts may take up to 18 months to complete, our GAAP revenues subsequent to this acquisition do not reflect the full amount of software revenues on assumed customer contracts that would have otherwise been recorded by eventIS Group B.V. We believe this adjustment is useful to investors as a measure of the ongoing performance of our business because we have historically experienced high renewal rates on similar customer contracts, although we cannot be certain that customers will renew these contracts.

Stock-based compensation expenses: We have excluded the effect of stock-based compensation and stock-based payroll expenses from our non-GAAP operating expenses and net income measures. Although stock-based compensation is a key incentive offered to our employees, we continue to evaluate our business performance excluding stock-based compensation expenses. Stock-based compensation expenses will recur in future periods.

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Amortization of intangible assets: We have excluded the effect of amortization of intangible assets from our non-GAAP operating expenses and net income measures. Amortization of intangibles is inconsistent in amount and frequency and is significantly affected by the timing and size of our acquisitions. Investors should note that the use of intangible assets contributed to revenues earned during the periods presented and will contribute to future period revenues as well. Amortization of intangibles assets will recur in future periods.

Acquisition related and other expenses: We incurred significant expenses in connection with our acquisition of eventIS Group B.V. and also incurred certain other operating expenses, which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. Acquisition related and other expenses consist of transaction costs, costs for transitional employees, other acquired employee related costs, and integration related professional services. We believe it is useful for investors to understand the effects of these items on our total operating expenses.

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